LIVE CURRENT MEDIA INC.

820 - 1130 West Pender Street

Vancouver, BC V6E 4A4

Canada

September 14, 2021

Evasyst Inc.

PO BOX 28729

San Diego, CA 92198

Dear Sirs and Mesdames:

RE: Proposed acquisition of Evasyst Inc. by Live Current Media Inc.

This letter of intent (this "LOI") is intended to set out the terms of a proposed transaction (the "Proposed Transaction") pursuant to which Live Current Media Inc. ("LIVC") will acquire 100% of the outstanding equity securities of Evasyst Inc. ("KAST").

As discussed below, the transactions contemplated in this LOI are subject to, among other things, the completion of LIVC's and KAST's due diligence investigations, the execution of a mutually satisfactory definitive agreement between the parties (a "Definitive Agreement"), the approvals of the board of directors of each of the parties, and the receipt of any necessary regulatory approvals.

Each of the parties to this LOI is hereby referred to as a "Party" and collectively as the "Parties".

1. Non-Binding Provisions and Definitive Agreement

Only the provisions of Sections 5 (Due Diligence), 6 (Conduct of Business), 7 (Exclusivity), 8 (Term and Termination), 9 (Confidentiality), 10 (Costs and Expenses), and 11 (Choice of Law) of this LOI are intended to be binding.  Other than these specific sections, the provisions of this LOI are NOT intended to be binding on the Parties and the final terms and parameters around which the Proposed Transaction will take place have not yet been agreed upon.  Final terms and parameters with respect to the Proposed Transaction will be set forth in the Definitive Agreement, to be negotiated by the Parties and their respective counsel.  The Definitive Agreement will contemplate a closing date sometime after the date on which the Definitive Agreement is executed and after the conditions in the Definitive Agreement have been satisfied.

2. Principal Terms of Proposed Transaction

(a) Business and Valuation of KAST:  KAST operates a social media network and content streaming portal known as "Kast".  LIVC and KAST agree that the value of KAST, after completing certain proposed debt conversions (as more particularly described below) is US$12.5 million ($12,500,000).

(b) Business and Valuation of LIVC:  LIVC is a mobile app publishing company with its securities listed for trading on the OTCQB market tier of the OTC Link ATS (the "LIVC Market").  LIVC and KAST agree that the value of LIVC is US$3.5 million ($3,500,000).

(c) Transaction Structure:  LIVC will acquire all of the issued and outstanding shares of KAST from KAST's existing securityholders (the "KAST Stockholders").  It is currently contemplated that the Proposed Transaction will be completed by way of a reverse triangular merger, whereby a to-be-formed wholly-owned subsidiary of LIVC will be merged into KAST (the "Merger"), with KAST surviving the Merger and continuing as a wholly-owned subsidiary of LIVC, as the parent corporation.  Notwithstanding the forgoing, LIVC and KAST agree to cooperate and work together in good faith to determine the appropriate structure for the Proposed Transaction, with a view to minimizing any potential adverse accounting or tax consequences to KAST, LIVC, the KAST Stockholders, and the stockholders of LIVC (the "LIVC Stockholders").  The Parties acknowledge and understand that the Proposed Transaction will be a "reverse acquisition" or "reverse takeover," which means that, immediately after the consummation of the Proposed Transaction, the KAST Stockholders will hold a majority of the outstanding capital stock of LIVC.  The representations and warranties to be made by the KAST Stockholders in connection with the Proposed Transaction will be made severally and not jointly, and will be limited to those pertaining to the ownership and transferability of their shares in KAST prior to the Closing and those applicable to the Exchange Shares in respect of applicable securities laws.

(d) Effect of Parties' Relative Valuation:  The Parties agree that, based on the respective valuations of KAST and LIVC, it is contemplated that, immediately after the consummation of the Proposed Transaction, the KAST Stockholders will hold a maximum of 125,000,000 shares of [Common Stock] of LIVC ("LIVC Shares") and the LIVC Stockholders will hold 34,837,625 LIVC Shares, excluding any shares issued to raise $1,500,000 on closing.  Annex A attached hereto sets forth the anticipated fully-diluted capitalization of LIVC immediately after the consummation of the Proposed Transaction.

(e) Market for LIVC Shares and Registration and Transferability of Acquisition Shares:  Prior to the closing of the Proposed Transaction (the "Closing"), LIVC will have taken such actions required on its part to ensure that the LIVC Shares will continue to be eligible for quotation and trading on the OTCQB market tier of the OTC Link ATS.  LIVC and KAST will cooperate and work together in good faith to structure the Proposed Transaction in a manner that is exempt from the registration and prospectus requirements of applicable securities laws.  If the LIVC Shares to be issued to the KAST Stockholders in connection with the Proposed Transaction (the "Exchange Shares") are subject to restrictions on resale under applicable securities laws due to the Proposed Transaction being exempt from the registration and prospectus requirements of applicable securities laws, LIVC will arrange to have David Jeffs, Richard Jeffs, Susan Jeffs and Amir Vahabzadeh enter into pooling or lock up agreements restricting the ability of such persons to resell their LIVC Shares for the same period from the closing date of the Proposed Transaction as the KAST Stockholders are prohibited from reselling the Exchange Shares under applicable securities laws.  If LIVC and KAST agree to register the offer and sale of the Exchange Shares with the SEC, LIVC and KAST will cooperate and work together in good faith to prepare the registration statement, and to respond to inquiries and comments of the U.S. Securities and Exchange Commission (the "SEC"), relating thereto. If LIVC and KAST agree to register the Exchange Shares with the SEC, LIVC may include such registration statement in the offer and sale of LIVC's securities to be made in connection with the Financing (as defined below).

(f) Directors of LIVC on Closing:  Upon the Closing, (i) each of the board of directors of LIVC (the "LIVC Board") other than David Jeffs shall have resigned; (ii) Mark Olilla shall be appointed to the LIVC Board; (iii) the number of directors on LIVC's Board shall be increased to 4 directors; and (iv) the remaining directors (other than David Jeffs and Mark Olilla) shall be composed of one (1) nominee of LIVC, and two (2) nominees of KAST.

(g) Executive Officers of LIVC on Closing:  Upon the Closing, David Jeffs and all other officers of LIVC will have resigned, and Mark Ollila will be appointed as CEO of LIVC and a person to be designated by KAST prior to closing will be appointed as CFO.  KAST may also designate other persons to be appointed as additional officers of LIVC on Closing.

(h) Directors of KAST on Closing: Upon the Closing, (i) each of the board of directors of KAST (the "KAST Board") other than Mark Ollila shall have resigned.

3. Conditions Precedent to Execution of Definitive Agreement

The following shall be conditions precedent to execution of the Definitive Agreement

(a) Mark Ollila will sign an employment contract mutually agreeable to LIVC, KAST and Mr. Ollila, along with a two (2) year post-closing non-compete agreement mutually agreeable to LIVC, KAST and Mr. Ollila.

(b) David Jeffs will sign an employment contract mutually agreeable to LIVC, KAST and Mr. Jeffs, along with a two (2) year post-closing non-compete agreement mutually agreeable to LIVC, KAST and Mr. Jeffs.

4. Conditions Precedent to Closing Proposed Transaction

The following shall be conditions precedent to closing or completing the Proposed Transaction:

(a) Concurrent Financing:  LIVC shall have completed an equity financing for gross proceeds of a minimum of US$1.5 million (the "Financing"), the terms of which will be acceptable to KAST and the KAST Stockholders.

(b) KAST Financial Statements:  Prior to closing, KAST shall have delivered to LIVC audited financial statements then available to KAST including, to the extent then available to KAST, financial statements for the two most recently completed fiscal years, unaudited (but reviewed) financial statements for KAST's most recently completed fiscal quarter ended more than 45 days prior to the closing date.

(c) Conversion of KAST Promissory Notes and Stock:  It is contemplated that, contingent upon and effective as of immediately prior to the effective time of the Proposed Transaction (the "Effective Time"), (i) all outstanding promissory notes and other debt obligations of KAST other than ordinary business debts incurred in the ordinary course of KAST's business shall have been converted into shares of preferred stock of KAST ("KAST Preferred"), and (ii) all shares of KAST Preferred, including but not limited to the conversion shares referenced in clause (i), shall have been converted to shares of KAST common stock.  If some of the note holders choose to not convert to stockholders in this transaction, LIVC and Kast will mutually agree to terms which such note holders can continue as note holders in LIVC, and make appropriate adjustments to the agreed valuation.

(d) Due Diligence: LIVC and KAST shall have completed their due diligence investigations into each other to their reasonable satisfaction.

(e) Required Approvals:  LIVC and KAST shall have received all required approvals and consents to the Proposed Transaction, which shall, at a minimum, include the approval of the board of directors of LIVC and KAST.  Notwithstanding the foregoing, the board of directors of LIVC and KAST may, at their option, seek to obtain stockholder approval of Proposed Transaction even if stockholder approval is not legally required.

5. Due Diligence:

During the period beginning on the date hereof and ending on the earlier of (i) closing of the Proposed Transaction; and (ii) termination of this LOI in accordance with Section 8 hereof (the "Due Diligence Period"), each of the Parties will have the right to conduct a full due diligence investigation, as more particularly set forth herein. The Due Diligence Period may be extended by mutual agreement of the Parties at any time.

Immediately upon the execution of this LOI by each of the Parties hereto:

(a) KAST will use commercially reasonable efforts to provide LIVC and its advisors and representatives with full access during normal business hours to KAST's facilities, records, key employees and advisors, for the purpose of permitting LIVC to complete its due diligence review. LIVC's due diligence investigations will include, but may not be limited to, KAST's accounting, financial, business, legal, tax, environmental, intellectual property and employment records, material contracts and agreements and any other matters or documents that LIVC, its accountants, tax or legal advisors deem relevant; and

(b) LIVC will use commercially reasonable efforts to provide KAST and its advisors and representatives with full access during normal business hours to LIVC's facilities, records, key employees and advisors, for the purpose of permitting KAST to complete its due diligence review. KAST's due diligence investigations will include, but may not be limited to, LIVC's accounting, financial, business, legal, tax, environmental, intellectual property and employment records, material contracts and agreements and any other matters or documents that KAST, its accountants, tax or legal advisors deem relevant.

6. Conduct of Business

During the period from the signing of this LOI through to either the execution of a Definitive Agreement or the termination of negotiations and discussions with respect to a Proposed Transaction:

(a) KAST will use commercially reasonable efforts to:

(i) Conduct its business in the ordinary course and in a manner consistent with past practice;

(ii) Maintain its properties and assets in good working condition (normal wear and tear excepted); and

(iii) Maintain its business and employees, customers, suppliers, assets and operations as an ongoing concern consistent with past practice.

(b) Furthermore, to the extent legally practicable, KAST will:

(1) Not enter into any out of the ordinary transactions that are not consistent with KAST's past practice or with any non-arms length persons of KAST;

(2) Not initiate, seek out, solicit, encourage or accept any offer for the acquisition of KAST or any material part of the operations or assets of KAST, or any joint venture, option or material financing transaction; and

(3) Give LIVC prompt written notice of (i) any material change to, or which is expected to have a material effect on, the business, affairs, operations, financial results or financial condition of KAST, or (ii) any offer received from any person other than LIVC with respect to a proposed acquisition of KAST or any material part of the operations or assets of KAST, or any joint venture, option or material financing transaction.

(c) LIVC will use commercially reasonable efforts to:

(i) Conduct its business in the ordinary course and in a manner consistent with past practice;

(ii) Maintain its properties and assets in good working condition (normal wear and tear excepted); and

(iii) Maintain its business and employees, customers, suppliers, assets and operations as an ongoing concern consistent with past practice.

(b) Furthermore, to the extent legally practicable, LIVC will:

(i) Not enter into any out of the ordinary transactions that are not consistent with LIVC's past practice or with any non-arms length persons of LIVC;

(ii) Not initiate, seek out, solicit, encourage or accept any offer for the acquisition of LIVC or any material part of the operations or assets of LIVC, or any joint venture, option or material financing transaction; and

(iii) Give KAST prompt written notice of (i) any material change to, or which is expected to have a material effect on, the business, affairs, operations, financial results or financial condition of LIVC, or (ii) any offer received from any person other than KAST with respect to a proposed acquisition of LIVC or any material part of the operations or assets of LIVC, or any joint venture, option or material financing transaction.

Notwithstanding the forgoing, nothing in this LOI shall prevent LIVC from completing the Financing.

7. Exclusivity

In consideration of the time and expense that each Party has incurred and will incur in connection with the Proposed Transaction, each of KAST and LIVC agree that, until such time as this LOI has terminated in accordance with the provisions of Section 8 (such period being the "Exclusivity Period"), neither KAST, LIVC nor any of their respective representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (collectively, the "Covered Group") shall:

(a) Initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons (including any proposal or offer from a person (or group of persons) who is part of the Covered Group) other than the Parties to this LOI and their respective affiliates (an to acquire all or any significant part of the business and properties, shares, share equivalents or other convertible or exchangeable securities of such Party, whether by business combination, amalgamation, arrangement, purchase of shares, purchase of assets, take-over bid or otherwise (an "Acquisition Proposal"); or

(b) Provide any non-public information to any third party in connection with an Acquisition Proposal; or

(c) Enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Proposed Transaction, or which would otherwise materially impair the ability of the Parties to complete the Proposed Transaction.

Each Party to this LOI agrees to immediately notify the other Parties to this LOI if any member of their respective Covered Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal and will communicate to the other Parties to this LOI, in reasonable detail, the terms of any such indication, request or offer, and will provide LIVC with copies of all written communications relating to any such indication, request or offer.

Immediately upon execution of this LOI, the Parties to this LOI shall cause their respective members of the Covered Group to terminate any and all existing discussions or negotiations with any person or group of persons other than Parties to this LOI and their respective affiliates regarding an Acquisition Proposal. KAST represents and warrants to LIVC, and LIVC represents and warrants to KAST that none of their respective members of the Covered Group is party to or bound by any agreement with respect to an Acquisition Proposal other than as set out specifically in this LOI.

8. Term and Termination

The provisions of this LOI will automatically terminate and be of no further force and effect upon the earlier of:

(a) The execution of a Definitive Agreement by LIVC and KAST;

(b) By mutual agreement of KAST and LIVC; and

(c) 5:00PM Pacific Time on December 14 or such later date as may be mutually agreed to by KAST and LIVC.

Notwithstanding any other provision in this LOI, the provisions of Sections 11 (Choice of Law), 9 (Confidentiality), and 10 (Costs and Expenses) will survive the termination of this LOI and the termination of this LOI will not affect the rights of any Party with respect to any breach of the provisions of this LOI that occur prior to such termination.

9. Confidentiality

Each of the Parties acknowledge that the other Parties to this LOI will be providing it will information that is confidential, and proprietary in nature.  Each of the Parties (and their respective directors, officers, affiliates, representatives, agents and employees) will keep such information confidential and will not, except as otherwise provided below, disclose such information or use such information for any purpose other than for the evaluation and consummation of the Proposed Transaction.

The foregoing will not apply to information that:

(a) becomes generally available to the public absent any breach of the foregoing;

(b) was available on a non-confidential basis to a Party prior to its disclosure pursuant to this Letter of Intent; or

(c) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

The Parties agree that the obligations set forth in this Section 9 will not prevent either Party from making, after consultation with the other Party, such disclosure as its counsel advises is required by applicable law or as may be required in order to obtain all necessary approvals for the Proposed Transaction.

Except as may be required by law, each Party agrees that it will not make any public disclosure of the existence of this LOI or of any of its terms without first advising the other Party and obtaining the written consent of such other Party to the proposed disclosure, unless such disclosure is required by applicable law or regulation, in which event the Party contemplating disclosure will inform the other Party of and obtain its consent to the form and content of such disclosure, which consent will not be unreasonably withheld or delayed.

Each Party agrees that immediately upon any discontinuance of activities by either Party that results in the Proposed Transaction not being consummated, each Party will return to the other all confidential information.

10. Costs and Expenses

Except as otherwise specifically set forth below, each Party will bear its own expenses in connection with the Proposed Transaction and all associated transactions, including, without limitation, the costs and expenses of all lawyers, brokers, investment bankers and agents employed by such Party ("Transaction Expenses"); provided that, after Closing, LIVC will pay all Transaction Expenses incurred by KAST, if and to the extent they remain unpaid as of the time of the Closing, as soon as reasonably practicable (and in any event within ten (10) days) after the Closing.  For clarity, LIVC shall not be obligated to pay any Transaction Expenses incurred by KAST if the Proposed Transaction does not Close.

11. Choice of Law

This Letter shall be construed in accordance with the laws of the State of Delaware and the federal laws of the United States applicable therein.

12. Execution in Counterpart

The Parties may execute this Letter in two or more counterparts, and may deliver such execution by email or other electronic means, each of which is deemed to be an original and all of which will constitute one agreement, effective as of the date given above.

If you agree with the terms set forth above, and wish to proceed with negotiations with respect to the Proposed Transaction on this basis, please sign this LOI in the space provided below, and deliver the same, to LIVC.

[Signature page follows.]

Respectfully,

LIVE CURRENT MEDIA INC.

Per:	/s/ David Jeffs
David Jeffs Chief Executive Officer

AGREED AND ACCEPTED

EVASYST Inc.

		Per:	/s/ Mark Ollila
Name: Mark Ollila Title: CEO

ANNEX A

Anticipated Post-Closing LIVC Capitalization Pre-Financing

Current LIVC shares outstanding	125,000,00034,837,625
LIVC options outstanding	1,800,000
Shares issued to KAST shareholders	a maximum of 125,000,000

The fully diluted number of shares of LIVC at closing will be approximately 161,637,625.  The number is conditional on the number of shares issued to KAST shareholders at closing, which may be reduced depending on the number of KAST note holders who choose to convert to LIVC shares.

The $1.5 million financing contemplated in paragraph 4 (a) will add additional shares to the above number.